                                                           Exhibit No. EX-99.d.3

                               EXPENSE LIMITATION
                                    AGREEMENT

     AGREEMENT  made as of this ___ day of _________  2006,  between The Olstein
Funds, a Delaware statutory trust ("Trust"),  on behalf of the new series of the
Trust  ("New  Fund"),  and  Olstein  &  Associates,  L.P.,  a New  York  limited partnership (the "Adviser").

     WHEREAS,  the Adviser has entered into an Investment  Management  Agreement with the Trust,  pursuant to which the  Adviser  provides,  or arranges  for the provision of, investment  advisory and management  services to the New Fund, and for which it is  compensated  based on the  average  daily net assets of the New
Fund; and

     WHEREAS,  the Trust and the Adviser have  determined that it is appropriate and in the best  interests  of the New Fund and its  shareholders  to limit  the total expenses of the New Fund as listed on Schedule A of this Agreement between the Trust and the Adviser, as may be amended from time to time.

     NOW, THEREFORE, the parties hereto agree as follows:

1. Fee Waiver and Expense  Payments by the Adviser.  The Adviser agrees to waive or reduce all or a portion of its  management  fee and,  if  necessary,  to bear certain other expenses (to the extent  permitted by the Internal Revenue Code of
1986, as amended) associated with operating the New Fund to the extent necessary to limit  the  annualized  expenses  of the New  Fund  (exclusive  of 12b-1  and shareholder  servicing  fees)  to the  rates  reflected  in  Schedule  A to this
Agreement.

2. Duty of New Fund to  Reimburse.  Subject to approval by the Trust's  Board of
Trustees,  the New Fund agrees to reimburse  the Adviser on a monthly basis such waived fees and expenses  borne  pursuant to  paragraph 1  (together,  "Deferred
Amounts") in later periods provided, however, that the New Fund is not obligated to reimburse any such Deferred Amount more than three years after the end of the fiscal year in which the  Deferred  Amount was waived or borne and will only pay such  Deferred  Amounts  to the  extent  that the New  Fund's  annual  operating expenses plus the Deferred Amount being reimbursed do not exceed the expense cap amount for the New Fund  listed in  Schedule  A. The  Trust's  Board of Trustees shall review quarterly any reimbursement paid to the Adviser with respect to the
New Fund in such quarter.

3.  Assignment.  No  assignment of this  Agreement  shall be made by the Adviser without the prior consent of the Trust.

4. Duration and  Termination.  This Agreement  shall be effective for the period provided  in  Schedule  A and shall  continue  in effect  for a one year  period thereafter provided each such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not  "interested  persons" of the Trust or any other party to this Agreement,  as defined in the Investment  Company Act of 1940, as amended (the "Disinterested  Trustees"),  and (ii) have no direct or indirect financial interest in the operation of this Agreement.

     IN WITNESS  WHEREOF,  the parties hereto have executed this Agreement as of the date first above written.

THE OLSTEIN FUNDS                           OLSTEIN & ASSOCIATES, L.P.
                                            By:  Olstein Advisers, LLC, General
                                            Partner

By:_________________________                By:___________________________

Name:______________________                 Name:________________________

Title:_______________________               Title:_________________________

                                   SCHEDULE A

---------------- ------------------------------------------ --------------------
                               Expense Cap
     Fund                      Time Period                   Expense Cap Amount*
---------------- ------------------------------------------ --------------------
New Fund          New Fund inception through October 28,           1.35%
                                   2007
---------------- ------------------------------------------ --------------------

* This amount is exclusive of 12b-1 and shareholder servicing fees.